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                                                                     EXHIBIT 8.1

                               RIORDAN & McKINZIE
                            300 South Grand Avenue
                         Los Angeles, California 90071


                                August 3, 1998

                                                                       6-849-002



Hudson Respiratory Care Inc.
27711 Diaz Road
Temecula, California 92589

     Re:  Hudson Respiratory Care Inc. on Form S-4 File No. 333-56097
          -----------------------------------------------------------

Dear Ladies and Gentlemen:

     You have requested our opinion concerning certain material federal income tax consequences expected to result on the exchange of 9 1/8% Senior Subordinated Notes due 2008 of Hudson Respiratory Care Inc. (the "Issuer"), which have been registered under the Securities Act of 1933, as amended, for outstanding 9 1/8% Senior Subordinated Notes due 2008 of the Issuer, in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on June 5, 1998 (File No. 333-56097), as amended by Amendment No. 1 which will be filed with the Commission on August 4, 1998 (as amended, the "Registration Statement").

     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are as set forth in the Registration Statement. Based on such facts, it is our opinion that the U.S. federal income tax consequences set forth under the heading "Certain U.S. Federal Income Tax Consequences" in the Registration Statement are accurate in all material respects. No opinion is expressed as to any matter not discussed therein.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.
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Hudson Respiratory Care Inc.
August 3, 1998
Page 2



     This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Riordan & McKinzie